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                                                                  EXHIBIT 3.1.11

                           CERTIFICATION OF AMENDMENT
                                     TO THE
                        CERTIFICATION OF INCORPORATION OF
                              LOMAK PETROLEUM, INC.

       (Pursuant to Section 242 of the Delaware General Corporation Law)

       Lomak Petrloleum, Inc., a Delaware corporation (the "Corporation"),
                              DOES HEREBY CERTIFY:

         FIRST:   The name of the Corporation is Lomak Petroleum, Inc.

         SECOND: The amendment to the Certificate of Incorporation of the Corporation effected by this certificate shall provide:

                           that the number of authorized shares of the Corporation's Common Stock be increased from 35 million shares to 50 million Shares; and that the number of authorized shares of the Corporation's Preferred Stock be increased from 4 million shares to 10 million shares.

         THIRD: To accomplish the foregoing amendment, the present Article FOURTH is hereby amended to read in its entirety as follows:

                  FOURTH: (1) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 60 million shares, divided into classes as follows:

                           50 million         Common shares having a par value
                                              of $.01 per share; and

                           10 million         Preferred shares having a par
                                              value of $1.00 per share.

                           (2) No holder of shares of the Corporation shall have any preemptive right to subscribe for or to purchase any shares of the Corporation of any class whether now or hereafter authorized.

         FOURTH: The above amendment to the Certificate of Incorporation of the Corporation was duly adopted by the unanimous approval of the Board of Directors of the Corporation and ahs been duly approved by the stockholders owning more that a majority of the Corporation's outstanding shares of stock entitled to vote in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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         IN WITNESS WHEREOF, said Lomak Petroleum, Inc. has caused this
Certificate to be signed by Jeffery A. Bynum, its Vice President - Land and Corporate Secretary, and attested by Amy L. Laubscher, its Assistant Secretary, as of the 20the day of June, 1997.

                                    LOMAK PETROLEUM, INC.

                                    /s/  JEFFERY A. BYNUM
                                    --------------------------------------------
                                    Jeffery A. Bynum, Vice President - Land and
                                    Corporation Secretary

ATTEST:

/s/  AMY L. LAUBSCHER
-----------------------------------------
Amy L. Laubscher, Assistant Secretary